MIDDLESEX WATER COMPANY REPORTS

THIRD QUARTER 2015 FINANCIAL RESULTS

November 3, 2015 -- ISELIN, NJ -- Middlesex Water Company (NASDAQ: MSEX) ("Middlesex" or the "Company") today reported third quarter consolidated operating revenues of $34.7 million as compared to $32.7 million for the same period in 2014. Net income for the quarter was $6.7 million, compared to $6.8 million reported in the same quarter of 2014. Earnings per basic and diluted share for the quarter were $0.41, compared to $0.42 for the same period in 2014.

Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll said, “We are pleased to deliver $0.41 per share for the quarter, despite the fact this result is slightly lower than the same period last year. Heading into 2015, we were faced with a need for rate relief from our regulators to address utility plant investments and various changes in our revenue and cost profile in our Middlesex system in New Jersey, which included significant actuarial assumption changes impacting the costs to maintain our employee benefit plans. Our management team has worked diligently throughout the year to further reduce costs, as well as to achieve an accelerated result in our New Jersey rate case, which was effective in August and was concluded in approximately five months. We were also confident enough in our prospects going forward that we announced a 3.25% increase in the common dividend in October. This increase is marginally greater than increases implemented during the last 15 years.”

Third Quarter Operating Results

Consolidated operating revenues for the third quarter increased $2.0 million from the same period in 2014. Revenues in the Company’s Middlesex system in New Jersey increased $1.3 million, primarily due to rate increases approved by the New Jersey Board of Public Utilities (“NJBPU”) implemented in July 2014 and August 2015 as well as higher customer demand. Revenues in our Delaware system, Tidewater Utilities, Inc., (Tidewater) increased $0.3 million, primarily due to higher customer demand and acquisition of the water system of Dover Air Force Base, which Tidewater began serving in October 2014. Revenues from contract operations increased $0.2 million, primarily related to scheduled fixed fee increases under our operating contract with the City of Perth Amboy, New Jersey.

Operation and maintenance expenses for the third quarter increased $1.8 million from the same period in 2014. This increase is attributable to higher employee benefit plan expenses resulting from a lower discount rate than in 2014 and the adoption of new mortality tables, reflecting longer life expectancies, both used in the calculation of the 2015 net periodic plan costs. Water production costs increased $0.4 million due to increased costs for residuals removal in the Middlesex system and increased production costs in the Middlesex and Tidewater systems. Expenses from contract operations increased $0.2 million from higher subcontractor expenditures for operations and maintenance related to our contract with the City of Perth Amboy.

Nine Month Operating Results

For the nine months ended September 30, 2015, revenues increased $6.1 million from the same period in 2014. Revenues in our Middlesex system increased $3.2 million, due to NJBPU-approved rate increases implemented in July 2014 and August 2015 and higher demand, primarily by Middlesex’s wholesale contract customers. Revenues in our Tidewater system increased $1.8 million, primarily due to higher customer demand and the Dover Air Force Base water system acquisition.

Operation and maintenance expenses increased $4.1 million from the same period in 2014, primarily due to increased employee benefit expenses and increased water treatment costs related to removal of water treatment residuals in our Middlesex system and increased production in our Middlesex and Tidewater systems.

Net income increased $0.8 million from the same period in 2014. Basic earnings per share were $0.95, compared with $0.91 for the nine months ended September 30, 2014. Diluted earnings per share for the nine months were $0.95 compared to $0.90 in 2014.

Annual Dividend Increased for 43rd Consecutive Year

As previously reported, the Company's Board of Directors declared a dividend of $0.19875 per share on its common stock, a 3.25 percent increase. This increase raises the annual dividend to $0.795 from $0.77 per share of common stock and represents the 43rd consecutive year of annual dividend increases. The dividend is payable December 1, 2015 to shareholders of record as of November 12, 2015. Middlesex Water Company has paid cash dividends in varying amounts continually since 1912.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company including information about the Company's Direct Share Purchase and Sale and Dividend Reinvestment Plan, visit the Investor Relations section at www.middlesexwater.com or call (732) 638-7549.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

(732) 638-7549

www.middlesexwater.com

 MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Operating Revenues	$34,654	$32,669	$95,100	$89,032

Operating Expenses:
Operations and Maintenance	16,772	14,956	49,089	44,957
Depreciation	3,032	2,880	8,962	8,532
Other Taxes	3,390	3,213	9,671	9,210

Total Operating Expenses	23,194	21,049	67,722	62,699

Operating Income	11,460	11,620	27,378	26,333

Other Income (Expense):
Allowance for Funds Used During Construction	113	80	297	213
Other Income (Expense), net	108	5	108	(23)

Total Other Income, net	221	85	405	190

Interest Charges	1,505	1,516	4,058	4,134

Income before Income Taxes	10,176	10,189	23,725	22,389

Income Taxes	3,433	3,431	8,258	7,735

Net Income	6,743	6,758	15,467	14,654

Preferred Stock Dividend Requirements	36	36	108	115

Earnings Applicable to Common Stock	$6,707	$6,722	$15,359	$14,539

Earnings per share of Common Stock:
Basic	$0.41	$0.42	$0.95	$0.91
Diluted	$0.41	$0.42	$0.95	$0.90

Average Number of
Common Shares Outstanding :
Basic	16,202	16,097	16,161	16,030
Diluted	16,358	16,253	16,317	16,212

Cash Dividends Paid per Common Share	$0.1925	$0.1900	$0.5775	$0.5700